Exhibit 99.1

NATCO Group Announces 2nd Quarter 2005 Results

-	Second Quarter Segment Profit Increases 90% to $7.6MM
-	Record Bookings Exceed $126MM
-	Full Year EPS Guidance Increased to $0.75 - 0.80

HOUSTON, Aug. 2 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) announced today revenue and net income allocable to common stockholders for the second quarter of 2005 of $94.6 and $2.2 million, or $0.13 per diluted share, respectively, as compared to revenue and net income allocable to common stockholders for the second quarter of 2004 of $73.3 and $0.2 million, or $0.02 per diluted share, respectively. Segment profit increased to $7.6 million for the second quarter 2005 from $4.0 million for the second quarter of 2004. Bookings for the second quarter of 2005 were $126.3 million, up 22% from the first quarter of 2005 and 59% from the comparable prior year period.

The increase in revenue and segment profit over the prior year’s second quarter was primarily due to the continued strong performance from the Company’s Oil & Water Technologies and Automation & Controls segments, partially offset by lower revenue and segment profit from the Company’s Gas Technologies segment.

John U. Clarke, NATCO’s Chairman and CEO said, “We are very pleased with the results for the second quarter and the prospects for the remainder of 2005. The Company’s bookings, revenue and segment profit for the second quarter each represent a record for the Company. We are well positioned to take full benefit of the current strength in the global markets we serve as a result of the operational and organizational initiatives that were undertaken earlier this year.”

For the second quarter of 2005, the Company’s Oil & Water Technologies segment increased revenue over the second quarter of 2004 by 35% to $72.6 million. Segment profit increased $3.6 million to $2.5 million, reversing the loss from last year’s quarter and highlighting the effects of volume increases and improved operating leverage in the segment. Results benefited from strong demand for the Company’s standard and traditional equipment and services and improved project execution in the Company’s built to order business. Quarterly bookings for the segment increased 33% over the first quarter 2005 bookings to $103.7 million.

The Company’s Gas Technologies segment experienced reductions in revenue and segment profit of 32% and 22%, respectively, to $7.3 million and $3.8 million, respectively, from the results of the second quarter of 2004, primarily as a result of the timing of awards related to built to order projects, partially offset by increases from the Company’s CO2 gas processing facilities. Additionally, the prior year’s period included higher membrane replacement activity. Bookings for this segment in the second quarter were $5.9 million as compared to $11.5 for the first quarter of 2005. However, early in the third quarter of 2005, the Company received a commitment to expand one of its existing membrane installations in Southeast Asia. This project is expected to contribute meaningfully to segment profit in the second half of 2005.

Revenue and segment profit contribution from the Company’s Automation & Controls segment increased 63% and 369%, respectively, to $15.8 million and $1.3 million, respectively, over the comparable prior year period. Continued high activity levels for Gulf of Mexico service work and better than anticipated performance from the segment’s West African operation contributed to the improved results.

Included in the results for the second quarter of 2005 is approximately $0.8 million of expense resulting from the recent rise in the Company’s stock price. The Company added approximately $0.5 million of compensation expense from the lapse in late July of restrictions on a performance based equity incentive award, and an additional $0.3 million expense resulting from the increase in the market value of outstanding warrants associated with our preferred shares. The after tax impact of these expenses on earnings was approximately $0.5 million. These expenses were impacted by a 22% increase in the Company’s stock price during the second quarter. As of June 30, 2005, NATCO’s stock price has increased 51% from December 31, 2004.

During the second quarter of 2005, total debt decreased $4.1 million to $40.6 million at June 30, 2005 from $44.7 million at March 31, 2005.

Mr. Clarke continued, “We expect momentum to continue in all of our segments throughout the remainder of this year with initial expectations for further improvement from current revenue and profitability levels in 2006. As such, we are increasing our 2005 earnings guidance to $0.75 to $0.80 per diluted share -- based on forecasted average shares outstanding of 16.4 million shares -- from our previous guidance of $0.60 to $0.70 per diluted share.”

For 2005, the Company expects revenue of $380 to $390 million and segment profit of $32 to $35 million. For the third quarter, the Company expects revenue of $95 to $100 million and segment profit of $9 to $10 million.

The Company will hold its quarterly earnings conference call on Wednesday, August 3rd at 9:00 AM central time. Interested parties are directed to the investor relations page on the Company’s website, www.natcogroup.com , for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, segment profit, and earnings guidance and discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,279	$2,194
Trade accounts receivable, less allowance for doubtful accounts of $1,012 and $1,229 as of June 30, 2005 and December 31, 2004, respectively	79,979	83,556
Inventories	35,929	38,639
Deferred tax assets, net	3,541	3,395
Prepaid expenses and other current assets	3,624	3,901

Total current assets	124,352	131,685
Property, plant and equipment, net	34,606	35,917
Goodwill, net	80,543	80,676
Deferred income tax assets, net	2,636	3,216
Other assets, net	1,173	1,083

Total assets	$243,310	$252,577

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$6,526	$6,526
Accounts payable	32,801	45,373
Accrued expenses and other	27,135	27,840
Customer advances	13,424	10,453
Income tax payable	456	1,425

Total current liabilities	80,342	91,617
Long-term debt, excluding current installments	34,091	38,935
Long-term deferred tax liabilities	348	387
Postretirement benefit and other long-term liabilities	10,592	11,226

Total liabilities	125,373	142,165

Series B redeemable convertible preferred stock (aggregate redemption value of $15,000), $.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)	14,222	14,222
Stockholders’ equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 16,268,586 and 15,890,434 shares as of June 30, 2005 and December 31, 2004, respectively	159	158
Additional paid-in capital	98,189	97,044
Accumulated earnings	11,900	7,229
Treasury stock, 474,767 and 852,819 shares at cost as of June 30, 2005 and December 31, 2004, respectively	(6,468)	(8,335)
Accumulated other comprehensive gain (loss)	(65)	94

Total stockholders’ equity	103,715	96,190

Commitments and contingencies
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$243,310	$252,577

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues	$94,648	$73,347	$183,304	$145,331
Cost of goods sold	72,250	55,716	139,621	110,885

Gross profit	22,398	17,631	43,683	34,446
Selling, general and administrative expense	14,812	13,584	29,002	26,879
Depreciation and amortization expense	1,332	1,364	2,655	2,738
Closure and other	—	85	—	85
Interest expense	1,076	871	2,091	1,806
Write-off of unamortized debt costs	—	—	—	667
Interest cost on post- retirement benefit liability	210	225	420	450
Interest income	(13)	(44)	(65)	(106)
Other expense, net	522	518	484	972

Income before income taxes	4,459	1,028	9,096	955
Income tax provision	1,913	407	3,675	378

Net income	$2,546	$621	$5,421	$577
Preferred stock dividends	375	375	750	750

Net income (loss) allocable to common stockholders	$2,171	$246	$4,671	$(173)

Earnings (loss) per share allocable to common stockholders-basic	$0.14	$0.02	$0.29	$(0.01)
Earnings (loss) per share allocable to common stockholders-diluted	$0.13	$0.02	$0.29	$(0.01)
Basic weighted average number of shares of common stock outstanding	15,934	15,923	15,875	15,915
Diluted weighted average number of shares of common stock outstanding	16,249	16,033	16,146	15,915

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION (A)
(in thousands, except percentages)

	Three Months Ended June 30,		March 31,	Six Months Ended June 30,

	2005	2004	2005	2005	2004

Revenue:
Oil & Water Technologies	$72,590	$53,664	$67,005	$139,595	$108,239
Gas Technologies	7,277	10,718	7,897	15,174	17,542
Automation & Controls	15,829	9,682	15,152	30,981	21,300
Eliminations	(1,048)	(717)	(1,398)	(2,446)	(1,750)

Total revenue	$94,648	$73,347	$88,656	$183,304	$145,331

Gross profit:
Oil & Water Technologies	$14,343	$10,101	$12,845	$27,188	$21,369
Gas Technologies	4,907	5,812	5,117	10,024	9,811
Automation & Controls	3,148	1,718	3,323	6,471	3,266

Total gross profit	$22,398	$17,631	$21,285	$43,683	$34,446

Gross profit % of revenue:
Oil & Water Technologies	19.8%	18.8%	19.2%	19.5%	19.7%
Gas Technologies	67.4%	54.2%	64.8%	66.1%	55.9%
Automation & Controls	19.9%	17.7%	21.9%	20.9%	15.3%
Total gross profit % of revenue	23.7%	24.0%	24.0%	23.8%	23.7%
Operating expenses:
Oil & Water Technologies	$11,856	$11,215	$11,415	$23,271	$22,242
Gas Technologies	1,092	925	1,052	2,144	1,806
Automation & Controls	1,864	1,444	1,723	3,587	2,831

Total operating expenses	$14,812	$13,584	$14,190	$29,002	$26,879

Segment profit:
Oil & Water Technologies	$2,487	$(1,114)	$1,430	$3,917	$(873)
Gas Technologies	3,815	4,887	4,065	7,880	8,005
Automation & Controls	1,284	274	1,600	2,884	435

Total segment profit	$7,586	$4,047	$7,095	$14,681	$7,567

Bookings:
Oil & Water Technologies	$103,712	$54,711	$78,080	$181,792	$126,088
Gas Technologies	5,870	16,299	11,534	17,404	31,117
Automation & Controls	16,713	8,296	14,144	30,857	26,152

Total bookings	$126,295	$79,306	$103,758	$230,053	$183,357

	As of June 30,		As of March 31,

	2005	2004	2005

Backlog:
Oil & Water Technologies	$115,376	$78,262	$84,022
Gas Technologies	4,261	13,575	5,668
Automation & Controls	4,686	10,142	2,987

Total backlog	$124,323	$101,979	$92,677

(A)

The Company restructured its organization effective as of January 1, 2005 into three new operating segments: Oil & Water Technologies, Gas Technologies and Automation & Controls.  In addition, corporate costs are now allocated to the three operating segments instead of being reported on a stand alone basis.  The prior year comparative information in this press release has been restated to conform to the current presentation.

SOURCE  NATCO Group Inc.
          -0-                                        08/02/2005
          /CONTACT:  Rick FitzGerald of NATCO Group Inc., +1-713-685-8082, or rfitzgerald@natco-us.com /
          /Web site:  http://www.natcogroup.com /
          (NTG)